Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181382 and 333-187057 on Form S-8 of our report dated March 4, 2014, with respect to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California
March 4, 2014